Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the Prospectus and Registration Statement on Form F-1 dated June 18, 2024, of Bionomics Limited and are in agreement with the statements contained in the section captioned “Experts – Change in Accountants” on page 32 therein. We have no basis to agree or disagree with other statements contained therein.

Yours sincerely

/s/ Ernst & Young
Adelaide, Australia

June 18, 2024